FOR IMMEDIATE RELEASE

CONTACT:

Larry J. Miller, Executive Chairman

717-747-1500 | lmiller@peoplesbanknet.com

Craig L. Kauffman, President/CEO

717-747-1501 | ckauffman@peoplesbanknet.com

Peoplesbank Names TWo to the board of directors

York, Pennsylvania (August 26, 2019) - Larry J. Miller, Executive Chairman of the Board of Directors of PeoplesBank, A Codorus Valley Company (the “Bank“), has announced that Sarah M. Brown and J. Rodney Messick have joined its Board of Directors.

Ms. Brown is the President/CEO of Keller-Brown Insurance Services, Inc., which has been located in southern York County for over 120 years. Sarah is the fifth generation to lead Keller-Brown, and third generation to serve as a member of the Board of Directors of PeoplesBank. Ms. Brown’s grandfather, Barry A. Keller, served on the Bank’s Board from 1977-2000, retiring as the Chairman and Sarah’s great, great-grandfather, Eli B. Keller, served on the Board and retired as the Bank’s President in 1938.

Ms. Brown resides in the Glen Rock area with her husband Jim and daughter, and is a graduate of Duquesne University, where she earned a Bachelor’s of Science degree in Business Administration, with a concentration in Leadership and Change Management. She is a Certified Insurance Counselor, Certified Risk Manager and Agribusiness and Farm Insurance Specialist.

Mr. Messick is CEO of Homesale Realty Service Group, Inc., parent company of Berkshire Hathaway HomeServices Homesale Realty, the leading real estate sales and services company serving the Baltimore, MD metropolitan area and South Central and Southeastern Pennsylvania.  As an industry expert, Rod has served on numerous national advisory councils for Homesale Realty’s current and prior franchises as well as an advisory board for a key technology vendor to the real estate industry.

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After graduating from the United States Naval Academy in 1994, Rod served eight years as a Naval Flight Officer. He earned his masters of technology management from the University of Pennsylvania’s Wharton School and School of Engineering and Applied Science. Mr. Messick resides in Lancaster County with his wife Abby and two daughters.

“The Board of Directors is pleased to welcome Sarah and Rod,” said Chairman Miller. “We look forward to the contributions they will make to the future of our Company. Their unique skill sets and leadership qualities will enable us to continue to build upon the many past, and future, successes of the Bank.”

PeoplesBank is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial services institution headquartered in York County. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking and wealth management services through a network of financial centers located in Cumberland, Lancaster and York Counties in Pennsylvania and in Baltimore and Harford Counties and Baltimore City in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

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